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                                                                    Exhibit 11
                                                                    ----------
                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
     (Dollars in millions, except per share amounts; shares in thousands)

                           For the 3 Months Ended    For the 6 Months Ended
                                   June 30,                  June 30,
                           ----------------------    ----------------------
                               1994         1993         1994         1993
                           ----------------------    ----------------------
Net income (loss) .......  $    278     $    291     $    583     $ (1,436)
                           =========    =========    =========    =========

Weighted average number
  of common shares
  outstanding ...........   424,051      410,567      423,873      408,613

Common stock equivalent
  shares applicable to
  stock options .........     1,163        1,173        1,313            0
                           ---------    ---------    ---------   ----------
Total number of shares
  for computing primary
  earnings (loss)
  per share .............   425,214      411,740      425,186      408,613

Incremental shares for
  computing fully diluted
  earnings (loss)
  per share .............         0          144            0            0
                           ---------    ---------    ---------    ---------
Total number of shares
  for computing fully
  diluted earnings (loss)
  per share .............   425,214      411,884      425,186      408,613
                           =========    =========    =========    =========
Earnings (loss) per common
  share (as reported) ...  $   0.65     $   0.71     $   1.38     $  (3.51)
Primary earnings (loss)
  per share .............  $   0.65     $   0.71     $   1.37     $  (3.51)
Fully diluted earnings
  (loss) per share ......  $   0.65     $   0.71     $   1.37     $  (3.51)

Earnings (loss) per share amounts for the three- and six-month periods ended June 30, 1994 and June 30, 1993, as reported in the Condensed Consolidated Statements of Income, were based on the weighted average number of common shares outstanding for the respective periods. Primary and fully diluted earnings (loss) per share amounts were not shown in the Condensed Consolidated Statements of Income, as they differ from the reported earnings per share amounts by less than three percent. Common stock equivalents were excluded from the six-month 1993 primary and fully dilutive loss per share calculations because their inclusion would have diluted the reported loss per share.